salon media group

November 2, 2010

Joan Walsh
124 Romain Street
San Francisco, CA 94114

Dear Joan,

The following Agreement will describe the nature of your future relationship with the Salon Media Group, Inc. ("the Company" or "Salon") and will supersede your previous agreement with the Company dated May 13, 2008.

Between the date hereof and December 31, 2010, you will continue in your current position as Editor-in-Chief of Salon, and receive your existing salary and continue to participate in your current benefit plans. The Company retains the right to change your title and responsibilities prior to December 31, 2010, but will not change your salary if this occurs. It is understood that between November 6 and December 31, 2010, you may devote as much or as little time to this role, at your discretion, and you will fully utilize, exhaust, and/or forfeit any accrued vacation prior to January 1, 2011.

For the period beginning January 1, 2011, and ending December 31, 2011 ("the Renewal Period"), you will serve as an Editor-at-Large of Salon, reporting to Richard Gingras or his designee. Your responsibilities will include writing at least three columns per week, and continuing to appear publicly and on television as a representative of Salon.com, consistent with recent practice. You also agree to provide reasonable consultation to Mr. Gingras as requested.

Your salary for services provided during the Renewal Period will be $93,150 per annum, payable at the rate of $3,881.25 semi-monthly, in arrears, less applicable withholdings. You will maintain your eligibility to participate in the Company's benefit plans on terms generally available to all employees. Any unvested stock options previously granted will continue to vest, pursuant to their terms. If Salon undergoes a change of control between now and December 31, 2011, any unvested options will become fully vested and exercisable upon such change.

Your employment with the Company is "at will"; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause, without notice. Notwithstanding the previous sentence, if the Company terminates your employment for other than cause during the Renewal Period, you will continue to receive salary and benefits through December 31, 2011.

You agree that you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices, decisions or conduct of the Company or any of its employees, executives, investors or directors. Likewise, the Company, through its employees and affiliates, agree that it will not make any voluntary statements, written or oral, or encourage others to make any such statements that defame, disparage or in any way criticize your personal and/or business reputation, practices or conduct.

The Company and you hereby agree that all controversies, claim or disputes arising out of or relating to this agreement, your employment and or termination of your employment shall be settled by binding arbitration. The costs of the arbitration shall be borne by the losing party.

This Agreement and the non-disclosure and stock option agreements previously entered into by you and the Company shall constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company, and they supersede all prior negotiations, representations or agreements between you and the Company, and may only be modified by a document signed by you and an authorized representative of the Company.

We look forward to your continued efforts at Salon.

Sincerely,

Richard Gingras, CEO

Agreed and accepted:

11/8/2010

Joan Walsh　　　　Date